EXHIBIT 99.1

RPX Announces Executive Changes

Company Reaffirms Fourth Quarter Revenue Outlook

SAN FRANCISCO – December 14, 2017 – RPX Corporation (NASDAQ: RPXC), the leading provider of patent risk and discovery management solutions, today announced that Steve Swank, Chief Revenue Officer, and Bob Heath, Chief Strategy Officer, are leaving the Company.

“Steve and Bob have played key roles in helping RPX achieve its leadership position in the patent business, and we are grateful for their many contributions. We wish them every success in their next ventures,” said Marty Roberts, Chief Executive Officer and President of RPX.

“Over the past months, we have outlined a new strategic direction for RPX's patent business, pursuing initiatives and new lines of business that leverage our expertise and unique position in the patent space. We are now announcing a restructuring to support these initiatives and enhance our ability to deliver value in our patent business,” said Mr. Roberts.

As part of this effort, Max Straube, currently Vice President of Client Development, has been named Senior Vice President and will oversee the Company’s newly formed Client Services group. “Client Services will integrate the functions of both the client- and prospect-facing parts of our organization in an industry-focused manner to optimize the delivery and sales of our patent risk management services. This new structure also enhances our ability to pursue new initiatives and deliver an expanding number of services.”

Mr. Straube joined RPX in 2013 and has been responsible for relationships across a variety of industries, including automotive and financial services. Prior to RPX, Mr. Straube was engaged by Alcatel-Lucent to work with the firm’s venture portfolio, as well as to help evaluate and implement strategic options for the company’s patent portfolio.

“I am confident that Max’s demonstrated leadership ability, client-focused orientation, and significant transactional experience will make him highly successful in this new role,” Mr. Roberts said.

Mr. Straube began his career in investment banking at Salomon Brothers and went on to hold senior positions at various firms including UBS. He holds an SM in Finance from the Sloan School of Management at MIT and a BA in Economics from the University of California at Santa Cruz.

As part of the reorganization, Neal Rubin, Senior Vice President, will take an expanded role as head of operations for the Company, managing the data analysis and intelligence services operations, among other things. Andy Block, Senior Vice President, will lead the continuing development of several RPX initiatives intended to drive growth in the Company’s patent-related services offering. Messrs. Rubin and Block, industry veterans, joined RPX in February 2017 from Cisco and Time Warner Cable respectively.

“Neal has proven himself to be not only an experienced and effective manager, but also has shown a keen ability to develop strategic plans and execute quickly. Andy’s significant industry experience and client perspective have been a great asset in enhancing existing and identifying new solutions to serve our clients’ evolving needs. I am delighted to have them and the rest of our management team work with me to further advance RPX’s position as a leading service provider in the patent space,” said Mr. Roberts.

Fourth Quarter Outlook

Separately, the Company reaffirmed the fourth quarter revenue guidance it provided on October 30, 2017. Revenues for the three months ending December 31, 2017 are expected to be between $77 million and $82 million.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include the statements by management, statements regarding RPX’s future financial performance as well as any statements regarding the Company’s strategic and operational plans. The Company’s actual results may differ materially from those anticipated in these forward-looking statements. Factors that may contribute to such differences include, among others, the success of the Company’s new initiatives, changes in our subscription fee rates, changes in the accounting treatment associated with how we recognize revenue under subscription agreements, and the Company’s ability to attract new clients and retain existing clients with respect to our patent risk management and discovery services. Forward-looking statements are often identified by the use of words such as, but not limited to, “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “target,” “will,” “would,” and similar expressions or variations intended to identify forward-looking statements.  More information about potential factors that could affect the Company’s business and financial results is contained in the Company’s most recent annual report on Form 10-K, its quarterly reports on Form 10-Q, and the Company’s other filings with the SEC. The Company does not intend, and undertakes no duty, to update any forward-looking statements to reflect future events or circumstances.

About RPX

RPX Corporation (NASDAQ: RPXC) is the leading provider of patent risk and discovery management solutions. Since its founding in 2008, RPX has introduced efficiency to the patent market by providing a rational alternative to litigation. The San Francisco-based company's pioneering approach combines principal capital, deep patent expertise, and client contributions to generate enhanced patent buying power. By acquiring patents and patent rights, RPX helps to mitigate and manage patent risk for its growing client network.

As of September 30, 2017, RPX had invested over $2 billion to acquire more than 18,500 US and international patent assets and rights on behalf of more than 325 clients in eight key sectors: automotive, consumer electronics and PCs, E-commerce and software, financial services, media content and distribution, mobile communications and devices, networking, and semiconductors.

RPX subsidiary Inventus is a leading international discovery management provider focused on reducing the costs and risks associated with the discovery process through the effective use of technology solutions. Inventus has been providing litigation support services to corporate legal departments, law firms and government agencies since 1991.

Contacts:

Investor Relations	Media Relations
JoAnn Horne	Jen Costa
Market Street Partners	RPX Corporation
+1 415-445-3233	+1 415-852-3180
ir@rpxcorp.com	media@rpxcorp.com